Exhibit 99.1

Interleukin Genetics Reports Fourth Quarter Financial Results

    WALTHAM, Mass.--(BUSINESS WIRE)--March 21, 2003--Interleukin Genetics, Inc. (OTCBB: ILGN) today reported financial results for the quarter and year ended December 31, 2002. For the quarter, the Company reported a net loss of $1,080,000 or $0.05 per basic and diluted share as compared to a net loss of $1,101,000 or $0.05 per basic and diluted share for the same period last year. For the twelve-month period, the Company reported a net loss of $5,306,000 or $0.24 per basic and diluted share compared to a loss of $4,523,000 or $0.21 per basic and diluted share last year.
    Revenues for the quarter were $188,000 compared to $19,000 in the fourth quarter of 2001. For the twelve months ended December 31, 2002, the Company reported revenues of $290,000 compared to revenues of $203,000 in 2001. The increase in revenue during the three and twelve months periods was due to a $250,000 technology option fee received by the Company. Of this total $179,000 of revenue was recorded during the fourth quarter.
    Research and development expenditures were $578,000 in the quarter ended December 31, 2002 compared to $636,000 in the comparable quarterly period ended December 31, 2001. Research and development expenses for the year were $3,082,000 compared to $2,687,000 last year. The year over year increase was primarily the result of increases in personnel and subcontract costs associated with our research projects.
    Selling, general and administrative expenses were $569,000 and $2,333,000 for the three and twelve-month periods ended December 31, 2002 compared to $503,000 and $2,244,000 during the same periods last year. The increase in selling, general and administration costs were primarily due to increases in legal expenses related to financing efforts.
    As of December 31, 2002, the Company reported total assets of $1,250,000, including $734,000 in cash and cash equivalents. The Company also reported total liabilities of $2,634,000 and a negative net worth of $1,385,000.
    On March 5, 2003, subsequent to the fiscal year end, the Company announced that it entered into a broad strategic alliance with several affiliates of the Alticor family of companies to develop and market novel nutritional and skin care products. The alliance includes an initial $7,000,000 equity investment, with an additional $2,000,000 payment possible if we achieve certain milestones, a two-year, $5,000,000 research and development agreement and a licensing agreement with royalties on any marketed products. The agreement also includes a working capital credit line of $1,500,000 and the deferment of outstanding loan repayment and the refinancing of bridge financing obligations. With this agreement the Company anticipates that it will have sufficient resources to conduct operations as planned at least through early 2005.

    About Interleukin

    Interleukin Genetics is a biotechnology company focused on inflammation. The company uses functional genomics to develop diagnostic nutritional and therapeutic products based on the genetic variations in people to help prevent or treat diseases of inflammation. Interleukin's TARxGET (Translating Advanced Research in Genomics into more Effective Therapeutics) programs focus on the areas of cardiovascular disease, osteoporosis, rheumatoid arthritis and alzheimer's disease. These products will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com

    Certain statements contained herein are "forward-looking" statements including statements regarding the development and marketing of novel nutritional and skin care products, royalties and milestone payments that we may receive, the availability of credit facilities, the sufficiency of resources to conduct planned operations through early 2005 and our ability to develop diagnostic personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and to enable the managed care industry to improve patient care and better allocate resources. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and to enable the managed care industry to improve patient care and better allocate resources, our ability to market products, our ability to achieve the milestone that would result in an additional $2.0 million payment, our ability to receive advances against the $1.5 million working capital credit line, the actions of Alticor and affiliates, which have voting control of our common stock on most matters, including the efforts and success of Alticor and its affiliates in developing and marketing products for which we would receive a royalty, our ability to conduct planned operations through early 2005, our ability to complete clinical research and data analysis, meeting our clinical studies' endpoints, risk of market acceptance of our products, risk of technology and products obsolescence, delays in development of products, reliance on partners, competitive risks and those risks and uncertainties described in our Form 10-Q for the quarter ended September 30, 2002, as filed on November 7, 2002, and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

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


                      Interleukin Genetics, Inc.
                         Financial Highlights
                              (unaudited)

Balance sheet data                        December 31,   December 31,
                                              2002           2001

Cash, cash equivalents and marketable
 securities                                $ 733,848    $ 3,922,736
Total current assets                         836,988      4,102,154
Total assets                              $1,249,779     $4,393,126

Total current liabilities                  1,116,017        831,487
Total liabilities                          2,634,339        842,578

Total shareholders' equity                (1,384,560)     3,550,548

Total liabilities and shareholders'
 equity                                   $1,249,779     $4,393,126



                                                 Twelve      Twelve
                      Three Months Three Months  Months      Months
                          Ended      Ended       Ended       Ended
 Statement of         December 31, December 31, December 31, December 31,
  operations data         2002        2001        2002        2001

Sales                  $187,679     $19,019   $ 289,908   $ 202,942
Gross profit            187,636      13,732     289,424     154,268
Research and
 development            578,352     635,955   3,082,484   2,686,621
Selling, general, and
 administrative
 expense                568,971     503,043   2,333,314   2,244,274

Total operating
 expense              1,147,323   1,138,998   5,415,798   4,930,895

Loss from operations   (959,687) (1,125,266) (5,126,374) (4,776,627)

Total other income and
 expense               (120,433)     24,631    (179,745)    253,921

Net loss            $(1,080,120)$(1,100,635)$(5,306,119)$(4,522,706)

Basic and diluted loss
 per share              $ (0.05)    $ (0.05)    $ (0.24)    $ (0.21)
Weighted average
 common shares
 outstanding         22,550,591  21,426,762  21,713,432  21,049,437

    CONTACT: Interleukin Genetics, Inc.
             Fenel M. Eloi, 781/398-0700

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